Exhibit 5.3

[Bingham McCutchen Letterhead]

December 30, 2003

Host Marriott, L.P.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

Host of Boston, Ltd.

225 Franklin Street

Boston, MA 02110

Latham & Watkins LLP

555 Eleventh Street, N.W.

Suite 1000

Washington, D.C. 20004

Re:	Registration Statement on Form S-4 Relating to $725,000,000 Aggregate
Principal Amount 7 1/8% Series K Senior Notes due 2013

Ladies and Gentlemen:

In connection with the registration of $725,000,000 aggregate principal amount of 7 1/8% Series K Senior Notes due 2013 (the “Securities”) by Host Marriott, L.P., a Delaware limited partnership (the “Company”) and each of the co-registrants, the guarantees of the Securities (the “Guarantees”) by each of the entities listed in the Supplemental Indenture (as defined below) as subsidiary guarantors (the “Guarantors”), and specifically that certain guaranty of the Securities (the “Covered Guaranty”) by Host of Boston, Ltd., a Massachusetts limited partnership (the “Covered Guarantor”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2003 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

The Securities and the Guarantees will be issued pursuant to a Twelfth Supplemental Indenture, dated November 6, 2003 (the “Supplemental Indenture”), among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”), which supplements the Amended and Restated Indenture, dated as of August 5, 1998 (as so supplemented, the “Indenture”), originally among HMH Properties, Inc. (now, the Company) the guarantors named therein and Bank of New York (f/k/a Marine Midland Bank), as trustee. The Securities and the Guarantees will be issued in exchange for the Company’s outstanding 7 1/8% Series J Senior Notes due 2013 on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the “Operative Documents.” Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

We have served as special counsel to the Covered Guarantor solely for the purpose of rendering the opinion set forth herein, and have not served as general counsel for any of the parties to, nor have we been involved in any other aspect of the transactions contemplated in, the Operative Documents (including with respect to the Covered Guarantor).

In connection with this opinion, we have examined originals or copies of: the Operative Documents, including the Covered Guarantee set forth therein; the form of the Securities; resolutions duly adopted by the board of directors of Host Marriott Corporation, a Maryland corporation (the “Controlling Entity”), which is the ultimate and sole controlling entity of the Covered Guarantor; a certificate of a duly authorized officer of the Controlling Entity as to certain matters in support of this opinion; and certified copies of the certificate of formation, as amended, and limited partnership agreement, as amended, of the Covered Guarantor. In addition, we have examined such other limited partnership documents, public records, and other agreements, instruments, certificates and documents as we have deemed necessary or appropriate for purposes of this opinion.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the Massachusetts Uniform Limited Partnership Act, as applied by the courts of Massachusetts; and we express no opinion as to the laws of any other jurisdiction.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)	We express no opinion as to the creation, attachment, priority of perfection of any security interest, or as to the enforceability of any agreement.

(b)	We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

(c)	The Controlling Entity is the ultimate and sole controlling person of the Covered Guarantor.

Based upon the foregoing, and subject to the limitations and qualifications set forth above, we are of the opinion that:

1. The Supplemental Indenture has been duly authorized, executed and delivered by the Covered Guarantor by all necessary limited partnership action of the Covered Guarantor.

2. The notation of Covered Guaranty to be endorsed on the Securities has been duly authorized by all necessary limited partnership action of the Covered Guarantor.

This opinion is for the benefit of the addressees hereof and we consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related prospectus. Except as set forth in the preceding sentence, this letter may not be quoted for any other purpose without our prior written consent.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP